EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147180, 333-147180-01, 333-147180-02, 333-147180-03, 333-147180-04 and 333-147180-05 on Form S-3 and 333-148024, 333-139384, 333-139383, 333-139382, 333-139380, 333-121344, 333-121343, 333-121342, 333-102306, 333-101291, 333-59134 and 333-37108 on Form S-8 of our report on the consolidated financial statements and financial statement schedules of MetLife, Inc., and subsidiaries (the “Company”) dated February 28, 2008 (except with respect to our opinion on the consolidated financial statements and financial statement schedules insofar as it relates to the effects of the split-off of Reinsurance Group of America, Incorporated, as described in Note 2 of the consolidated financial statements as to which the date is November 13, 2008) (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company’s method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans as required by accounting guidance adopted on December 31, 2006), which appears in this Current Report on Form 8-K, and our report on the effectiveness of the Company’s internal control over financial reporting dated February 28, 2008, as of December 31, 2007.

/s/  DELOITTE & TOUCHE LLP

New York, New York
November 13, 2008